Exhibit 99.1

PETCO ANIMAL SUPPLIES, INC. ADOPTS NEW HOLDING COMPANY STRUCTURE

SAN DIEGO – (BUSINESS WIRE) – January 13, 2005 – PETCO Animal Supplies, Inc. (NASD: PETC) announced today that it has adopted a new holding company to provide a more efficient legal structure for its current and future strategies.

The restructuring was accomplished through a merger under Section 251(g) of the Delaware General Corporation Law pursuant to which all stockholders of PETCO Animal Supplies, Inc. at the effective time of the merger became stockholders of the new holding company, and PETCO Animal Supplies, Inc. became a subsidiary of the new holding company and changed its name to “PETCO Animal Supplies Stores, Inc.” The business operations of PETCO Animal Supplies, Inc. have not changed as a result of the restructuring. The new holding company has taken the PETCO Animal Supplies, Inc. name and trades under the same “PETC” symbol on The NASDAQ Stock Market. The certificate of incorporation and bylaws of the new holding company are substantially the same as the certificate of incorporation and bylaws of PETCO Animal Supplies, Inc. and the officers and directors of PETCO Animal Supplies, Inc. have also become the officers and directors of the holding company.

PETCO Animal Supplies, Inc.’s stockholders were not required to take any action in connection with the corporate restructuring. All outstanding shares were converted into shares of the new holding company in a non-taxable transaction with the same rights, privileges and interests as the shares of PETCO Animal Supplies, Inc. previously held by such stockholders. The shares of the holding company will continue to be represented by the same stock certificates that previously represented shares of PETCO Animal Supplies, Inc. capital stock.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.6 billion in fiscal 2003. It operates over 700 stores in 47 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $21 million in support of more than 2,500 non-profit grassroots animal welfare organizations around the nation.

CONTACT: Rodney Carter, Senior Vice President and Chief Financial Officer of PETCO Animal Supplies, Inc., +1-858-202-7848

Web site: http://www.petco.com